Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES CHARLES E. TYSON

AS PRESIDENT AND CHIEF EXECUTIVE OFFICER AND

REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

RICHMOND, Va., May 28, 2020 – Lumber Liquidators (NYSE: LL), a leading specialty retailer of hard-surface flooring in North America, announced today that Charles E. Tyson has been named President and Chief Executive Officer, and has been appointed to the Company’s Board of Directors, effective May 27, 2020.  Mr. Tyson was appointed Interim President and Principal Executive Officer on February 5, 2020.  Mr. Tyson will report to the Board of Directors.

Mr. Tyson joined the Company in June 2018 as Chief Customer Experience Officer and has been leading the Company’s merchandising and marketing, consumer and pro sales, installation, supply chain, distribution and store operations.  Prior to joining Lumber Liquidators, Mr. Tyson served in several key senior roles for Advance Auto Parts, Inc. for over nine years, most recently as Executive Vice President-Merchandising, Marketing and Supply Chain. Prior to Advance Auto Parts, Mr. Tyson served in a variety of senior roles at Office Max and Office Depot.

Nancy Taylor, Chairperson for the Company, said, “Charles has played a critical role in the development of the Company’s go forward strategy as well as the transformation that is currently underway. He is a world-class leader who is navigating the Company through the current unprecedented COVID-19 crisis as well as positioning us for the long term future. With Charles’ appointment as CEO, we are pleased to have successfully implemented our succession plan providing strong continuity for LL Flooring as we continue to execute our transformation plan and invest in the key initiatives to improve our customer experience, drive traffic and transactions and improve profitability.  Having considered several strong candidates identified through our process and partnership with a national recruitment firm, we are confident that Charles is the right choice to continue building an experienced and high-performance leadership team to position us for a strong future.  I would also like to take this opportunity on behalf of the Board to recognize all of the Company’s associates who have worked tirelessly to adapt to the challenges of the last few months.”

Charles Tyson said, “I appreciate the confidence of the Board and the opportunity to lead the Company during the current crisis and as the recovery continues.  Our transformation is well underway and we are investing in the key initiatives that we believe positions us for a strong future.”

Business Update

“I would like to thank all of our associates for their committed service during these trying times, many of whom are making personal sacrifices to help our company weather the current COVID-19 crisis,” said President and Chief Executive Officer Charles Tyson.  “Despite experiencing the impact of COVID-19 late in the first quarter, we were extremely pleased with our performance.  Comparable store sales were solidly positive for the majority of the quarter, we delivered significant gross margin growth and expenses were in line with expectations which led to strong first quarter operating income.  We entered the year with a plan focused on our strategic pillars of improving our customer experience, driving traffic in our stores and online, and enhancing profitability.  Our first quarter performance provides strong evidence of our transformational progress.   Our store teams were engaged and delivering expert service, and we saw evidence that our new brand messaging, digital tools and promotional cadence are gaining traction.”

“Beginning in early March, we started to see the impact of the COVID-19 pandemic, and our sales results slowed significantly as the month progressed,” Tyson continued.  “We have been focused on safely executing in the current environment and evolving our operating models to match market-by-market conditions while safely serving customers. As many as 56 of our stores were closed for a period of time while all other stores operated under reduced hours and/or warehouse-only conditions, offering curbside pickup and job site delivery for our Pros and DIY customers.  Our teams have been leading with innovation and creativity to solve customers’ problems while managing a safe work environment for our associates and customers.  As of today,  approximately 60% of our stores are fully operational, approximately 25% are scheduling appointments to allow customers to visit our showrooms, and approximately 15% are utilizing our warehouse-only model while less than 10 remain closed.”

“In addition to evolving our operating models, we have taken steps to bolster liquidity by amending and increasing the size of our credit facility, reducing costs, managing inventory flow, deferring payments, and delaying or stopping non-critical capital projects including pausing the planned opening of certain new stores in the second half of the year,” Tyson added.  “These steps provide meaningful incremental liquidity to aid in weathering COVID-19-related challenges.  While our near-term focus is on effectively navigating the current crisis, we are also continuing to invest in and execute our transformation plan to position us for a strong future.”

First Quarter Results

Net sales in the first quarter of 2020 increased $1.2 million, or 0.4%, to $267 million from the first quarter of 2019.  Through the week ending March 21, 2020, the Company’s quarter-to-date comparable store sales increased approximately 4%, but as the impact of COVID-19 began to broadly impact consumers, orders declined significantly and first quarter comparable stores sales fell to negative 0.9% by the end of the quarter.  Partially offsetting the decline from COVID-19 was the impact of an additional day, February 29, in the first quarter of 2020.  The Company opened one new store in the first quarter of 2020 bringing total store count to 420 as of March 31, 2020.

Gross profit increased 12% in the first quarter of 2020 to $105 million from $94 million in the comparable period in 2019.  Gross margin increased 410 basis points to 39.3% in the first quarter of 2020 from 35.2% in the first quarter of 2019 as margin enhancement efforts, tariff exclusions and supply chain efficiency positively impacted results.  Gross margin was also aided by a mix of higher-margin manufactured products and reduced discounting in stores.

SG&A expense decreased 0.9% to $96 million in the first quarter of 2020 from the comparable period in 2019 but included certain costs in both periods related to investigations and lawsuits.  Excluding these items as shown in the table that follows, Adjusted SG&A (a non-GAAP measure) was essentially flat to the same period in the prior year and adjusted SG&A as a percentage of sales (a non-GAAP measure) decreased to 35.7% in the first quarter of 2020 from 35.8% in the first quarter of 2019.  The Company’s focus on expense management and process efficiency helped deliver the year-over-year reduction in Adjusted SG&A as a percent of sales in the quarter.

Operating income was $8.8 million for the first quarter of 2020 compared to an operating loss of $3.4 million for the first quarter of 2019. Adjusted Operating Income (a non-GAAP measure) was $9.6 million for the first quarter of 2020, a year-over-year increase of over $11 million compared to an adjusted operating loss $1.6 million for the first quarter of 2019.  The most significant driver of the increase was the impact of higher gross margin rate as described above.

Income tax benefit was $4.4 million for the first quarter of 2020 compared to income tax expense of $0.2 million for the first quarter of 2019.  The benefit in 2020 was driven by the impact of the provisions of the March 27, 2020 CARES Act which allowed us to carryback certain losses to prior periods and deduct certain capital expenditures from prior periods more quickly giving rise to a $4.9 million Federal tax refund which is expected to be received later this year.

Net income for the first quarter of 2020 was $12 million, or $0.42 per diluted share, compared to  a net loss of $4.9 million, or $0.17 per diluted share, for the first quarter of 2019.  Adjusted Earnings and Adjusted Earnings per Diluted Share (non-GAAP measures) for the first quarter of 2020 increased $16 million and $0.57 year-over-year and were $13 million and $0.44 per diluted share compared to an Adjusted Loss of $3.6 million and $0.13 per diluted share for the first quarter of 2019.

Net cash provided by operating activities was $36 million in the quarter, an increase of $29 million over the first quarter of 2019.  The increase was primarily driven by strong growth in net income and working capital efficiencies in the quarter.

As of March  31, 2020, the Company had $39 million outstanding under its revolving credit facility and $25 million outstanding under its FILO Term Loan.  Collectively, this is an  $18 million decrease from the end of the fourth quarter 2019 while the cash and cash equivalents balance increased by $13 million.  As of March 31, 2020, the Company had $131 million in liquidity, comprised of $22 million of cash and cash equivalents and $109 million of availability under the Credit Agreement.

COVID-19 Update

The end of the first quarter of 2020 was marked by the impact of the COVID-19 pandemic and a significant decline in sales as the Company executed a plan to serve customers while keeping the health and safety of associates paramount. Aligning with these priorities, the Company is executing a variety of flexible operating models that utilize safety measures such as personal protective equipment for associates and allow for contact-free engagement.

The Company is leveraging strategic investments in digital capabilities made over the past 18 months, including the Floor Finder and Picture It! tools, to serve customers at LLFlooring.com. Web traffic has increased meaningfully in recent weeks, and adapting to the change in consumer behaviors, the Company has expanded availability of online flooring samples and is currently offering extended hours for voice and click-to-chat customer support, curbside store pickup and enhanced home delivery options.  In addition, the Company has developed a new in-store remote video consultation service utilizing online video and an actual store showroom to deliver an employee-guided shopping experience to aid customers in their decision making.

As markets have begun to reopen, comparable store sales declines of approximately 45% in the last week of March have improved and through May 23, 2020 second quarter-to-date comparable store sales are down approximately 30%.  The continued expansion of gross margin percentage and lower expenses is partially offsetting the impact on profitability from lower sales.

“I would also like to thank our vendor-partners and other stakeholders for their continuing support,” Tyson concluded.  “LL Flooring is resilient and we believe we are positioned to manage the current unprecedented crisis.”

Liquidity Update

As previously announced, on April 17, 2020, the Company amended its Credit Agreement to increase total availability under the Senior Secured Credit Facilities from $200 million to $237.5 million, and increased the advance rate against inventory under the borrowing base. The current credit agreement maturity remains March 2024 and contains no financial covenants, except for a fixed charge coverage ratio if borrowings exceed 90% of availability.

As of May 21, 2020, the Company had liquidity of approximately $145 million, consisting of excess availability under its Credit Agreement of $74 million, and cash and cash equivalents of $71 million.  In addition, the Company’s debt balance as of May 21 was $101 million, unchanged since amending the Credit Agreement on April 17.

The Company is modeling multiple financial scenarios to ensure it maximizes liquidity through this unprecedented crisis, including stress-testing downside assumptions and contemplating various recovery trajectories.  Based on what the Company knows today about the COVID-19 crisis, it believes it has sufficient liquidity, but should conditions warrant, the Company has additional steps it could take to further bolster liquidity.

2020 Outlook

As previously announced on April 20, 2020, the Company withdrew its annual financial guidance that was initially provided on February 25, 2020.  The uncertainty surrounding the duration and extent of the COVID-19 crisis, including its impact on the Company, as well as its associates, customers and business partners, makes it uniquely challenging to accurately forecast future financial performance.

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on May 28, 2020, at 8:30 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through June 4, 2020 and may be accessed by dialing (844) 512-2921 or (412) 317-6671 and entering pin number 13704307. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.LLFlooring.com.

About Lumber Liquidators

Lumber Liquidators is one of North America's leading specialty retailers of hard-surface flooring with 420 stores as of March 31, 2020.  The Company features more than 400 varieties of floors in the latest styles, including waterproof vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile and cork flooring.  Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain new floors.  Every location is staffed with flooring experts who can provide advice, pro services and installation options for all of Lumber Liquidators' products, much of which is in stock and ready for delivery.

Learn more about Lumber Liquidators:

•	Commitment to compliance, quality and the communities it serves: https://www.lumberliquidators.com/quality.
•	Corporate giving: LayItForward.LumberLiquidators.com.
•	Follow on social media: Facebook, Instagram and Twitter.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. These risks include, without limitation, the impact on us of any of the following:

•	an overall decline in the health of the economy, the hard-surface flooring industry, the housing market and overall consumer spending, including the effects of the COVID-19 pandemic;
•	impact on sales, ability to obtain and distribute products, and employee safety and retention, including the effects of the COVID-19 pandemic;
•	obligations related to and impacts of new laws and regulations, including pertaining to tariffs and exemptions;
•	the outcomes of legal proceedings, and the related impact on liquidity;
•	reputational harm;
•	obtaining products from abroad, including the effects of COVID-19 and tariffs, as well as the effects of antidumping and countervailing duties;
•	obligations under various settlement agreements and other compliance matters;
•	disruption due to cybersecurity threats, including any impacts from a network security incident;
•	inability to open new stores, find suitable locations for our new store concept, and fund other capital expenditures;
•	inability to execute on our key initiatives or such key initiatives do not yield desired results;
•	managing growth;
•	transportation costs;
•	damage to our assets;
•	disruption in our ability to distribute our products, including due to disruptions from the impacts of severe weather;
•	operating stores in Canada and an office in China;
•	managing third-party installers and product delivery companies;
•	renewing store, warehouse, or other corporate leases;
•	having sufficient suppliers;
•	our, and our suppliers’, compliance with complex and evolving rules, regulations, and laws at the federal, state, and local level;
•	disruption in our ability to obtain products from our suppliers;
•	product liability claims;
•	availability of suitable hardwood, including due to disruptions from the impacts of severe weather;

•	sufficient insurance coverage, including cybersecurity insurance;
•	access to and costs of capital;
•	the handling of confidential customer information, including the impacts from the California Consumer Privacy Act;
•	management information systems disruptions;
•	alternative e-commerce offerings;
•	our advertising and overall marketing strategy;
•	anticipating consumer trends;
•	competition;
•	impact of changes in accounting guidance, including the implementation guidelines and interpretations;
•	maintenance of valuation allowances on deferred tax assets and the impacts thereof;
•	internal controls;
•	stock price volatility; and

anti-takeover provisions

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws.  Information regarding these and other additional risks and uncertainties is contained in the Company's other reports filed with the Securities and Exchange Commission, including the Item 1A, "Risk Factors," section of the Form 10-K for the year ended December 31, 2019.

Non-GAAP and Other Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures: (i)  Adjusted SG&A; (ii)  Adjusted SG&A as a percentage of net sales; (iii)  Adjusted Operating Income;  (iv)  Adjusted Operating Margin; (v) Adjusted Earnings;  and (vi) Adjusted Earnings per Diluted Share.  These non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP.  These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses these non-GAAP financial measures to evaluate the Company’s operating performance and, in certain cases, to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance, which include regulatory and legal settlements and associated legal and operating costs, changes in antidumping and countervailing duties, as such items are outside the control of the Company or are due to their inherent unusual, non-operating, unpredictable, non-recurring or non-cash nature.

For further information contact:

Lumber Liquidators Investor Relations

ir@lumberliquidators.com

Tel: 804-420-9801

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31,	December 31,
	2020	2019
Assets
Current Assets:
Cash and Cash Equivalents	$22,424	$8,993
Merchandise Inventories	269,636	286,369
Prepaid Expenses	6,053	8,288
Income Tax Receivable	1,972	—
Deposit for Legal Settlement	21,500	21,500
Tariff Recovery Receivable	27,157	27,025
Other Current Assets	5,995	6,938
Total Current Assets	354,737	359,113
Property and Equipment, net	98,471	98,733
Operating Lease Right-of-Use Assets	120,070	121,796
Goodwill	9,693	9,693
Other Assets	6,848	6,674
Total Assets	$589,819	$596,009

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$68,634	$59,827
Customer Deposits and Store Credits	37,836	41,571
Accrued Compensation	9,937	11,742
Sales and Income Tax Liabilities	4,657	7,225
Accrual for Legal Matters and Settlements - Current	67,466	67,471
Operating Lease Liabilities - Current	31,383	31,333
Other Current Liabilities	18,841	18,937
Total Current Liabilities	238,754	238,106
Other Long-Term Liabilities	14,011	13,757
Operating Lease Liabilities - Long-Term	98,916	100,470
Deferred Tax Liability	804	426
Credit Agreement	64,000	82,000
Total Liabilities	416,485	434,759

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 30,105 and 29,958 shares issued and 28,812 and 28,714 shares outstanding, respectively)	30	30
Treasury Stock, at cost (1,293 and 1,245 shares, respectively)	(142,630)	(142,314)
Additional Capital	218,736	218,616
Retained Earnings	98,733	86,498
Accumulated Other Comprehensive Loss	(1,535)	(1,580)
Total Stockholders’ Equity	173,334	161,250
Total Liabilities and Stockholders’ Equity	$589,819	$596,009

Lumber Liquidators Holdings, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2020	2019

Net Sales
Net Merchandise Sales	$238,782	$237,899
Net Services Sales	28,592	28,321
Total Net Sales	267,374	266,220
Cost of Sales
Cost of Merchandise Sold	140,745	151,425
Cost of Services Sold	21,657	21,184
Total Cost of Sales	162,402	172,609
Gross Profit	104,972	93,611
Selling, General and Administrative Expenses	96,207	97,032
Operating Income (Loss)	8,765	(3,421)
Other Expense	883	1,290
Income (Loss) Before Income Taxes	7,882	(4,711)
Income Tax (Benefit) Expense	(4,353)	213
Net Income (Loss)	$12,235	$(4,924)
Net Income (Loss) per Common Share—Basic	$0.43	$(0.17)
Net Income (Loss) per Common Share—Diluted	$0.42	$(0.17)
Weighted Average Common Shares Outstanding:
Basic	28,739	28,646
Diluted	28,853	28,646

Lumber Liquidators Holdings, Inc.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended March 31,
	2020	2019

Cash Flows from Operating Activities:
Net Income (Loss)	$12,235	$(4,924)
Adjustments to Reconcile Net Income (Loss):
Depreciation and Amortization	4,493	4,312
Deferred Income Taxes Provision	378	—
Stock-Based Compensation Expense	120	1,033
Provision for Inventory Obsolescence Reserves	452	177
(Gain) Loss on Disposal of Fixed Assets	(743)	53
Changes in Operating Assets and Liabilities:
Merchandise Inventories	16,379	17,098
Accounts Payable	9,055	(16,932)
Customer Deposits and Store Credits	(3,735)	7,426
Prepaid Expenses and Other Current Assets	1,998	(4,059)
Accrual for Legal Matters and Settlements	—	350
Other Assets and Liabilities	(4,667)	1,943
Net Cash Provided by (Used in) Operating Activities	35,965	6,477

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(4,480)	(3,247)
Other Investing Activities	306	17
Net Cash Used in Investing Activities	(4,174)	(3,230)

Cash Flows from Financing Activities:
Borrowings on Credit Agreement	8,000	13,000
Payments on Credit Agreement	(26,000)	(11,000)
Other Financing Activities	(316)	(727)
Net Cash (Used in) Provided by Financing Activities	(18,316)	1,273
Effect of Exchange Rates on Cash and Cash Equivalents	(44)	1,005
Net Increase in Cash and Cash Equivalents	13,431	5,525
Cash and Cash Equivalents, Beginning of Period	8,993	11,565
Cash and Cash Equivalents, End of Period	$22,424	$17,090

Supplemental disclosure of non-cash operating and financing activities:
Tenant Improvement Allowance for Leases	$(496)	$(146)

Lumber Liquidators Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(in thousands, except percentages)

Items impacting SG&A with comparisons to the prior-year period include:

	Three Months Ended March 31,
	2020		2019
	$	% Sales	$	% Sales
	(dollars in thousands)
SG&A, as reported (GAAP)	$96,207	36.0%	$97,032	36.4%

Accrual for Legal Matters and Settlements [1]	—	—%	(175)	(0.1)%
Legal and Professional Fees [2]	793	0.3%	1,978	0.7%
Sub-Total Items above	793	0.3%	1,803	0.6%

Adjusted SG&A (a non-GAAP measure)	$95,414	35.7%	$95,229	35.8%

1This amount represents a charge to earnings for certain Related Laminate Matters, which is described more fully in Note 7 to the condensed consolidated financial statements filed in the March 31, 2020 10-Q.

2Represents charges to earnings related to our defense of certain significant legal actions during the period. This does not include all legal costs incurred by the Company.

Items impacting operating income (loss)  and operating margin with comparisons to the prior-year period include:

	Three Months Ended March 31,
	(dollars in thousands)
	2020	% Sales	2019	% Sales
Operating Income (Loss), as reported (GAAP)	$8,765	3.3%	$(3,421)	(1.3)%

SG&A Items:
Accrual for Legal Matters and Settlements [1]	—	—%	(175)	(0.1)%
Legal and Professional Fees [2]	793	0.3%	1,978	0.7%
SG&A Subtotal	793	0.3%	1,803	0.6%

Adjusted Operating Income (Loss)/Margin (a non-GAAP measure)	$9,558	3.6%	$(1,618)	(0.7)%

1,2    See the SG&A section above for more detailed explanations of these individual items.

Lumber Liquidators Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(in thousands, except percentages)

Items impacting earnings per diluted share with comparisons to the prior-year periods include:

	Three Months Ended March 31,
	2020	2019
	(dollars in thousands, except per share amounts)
Net Income (Loss), as reported (GAAP)	$12,235	$(4,924)
Net Income (Loss) per Diluted Share (GAAP)	$0.42	$(0.17)

SG&A Items:
Accrual for Legal Matters and Settlements [1]	—	(129)
Legal and Professional Fees [2]	586	1,461
SG&A Subtotal	586	1,332

Adjusted Earnings (Loss)	$12,821	$(3,592)
Adjusted Earnings (Loss) per Diluted Share (a non-GAAP measure)	$0.44	$(0.13)

1,2    See the SG&A section above for more detailed explanations of these individual items.  These items have been tax affected at the Company’s federal statutory rate of 26.1%.